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                          COAST DENTAL SERVICES, INC.
                                  EXHIBIT 11.1
                       COMPUTATION OF PER SHARE EARNINGS

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                                                              QUARTER ENDED                  NINE MONTHS ENDED
                                                              SEPTEMBER 30,                    SEPTEMBER 30,
                                                         1998             1999             1998           1999
                                                     -----------       ----------       ----------     ----------
Income before cumulative effect of a
  change in accounting principle.................    $ 1,135,760       $  439,049       $3,108,220     $2,067,320
Cumulative effect of a change in accounting
  principle......................................             --               --          633,813             --
                                                     -----------       ----------       ----------     ----------

Net income.......................................    $ 1,135,760       $  439,049       $2,474,407     $2,067,320
                                                     ===========       ==========       ==========     ==========

SHARES:
Basic weighted average number of shares
  outstanding....................................      7,621,758        6,595,640        7,617,963      7,076,687
Additional shares issuable under stock
  options for diluted earnings per share.........         50,700               53           94,833            176
                                                     -----------       ----------       ----------      ---------

Diluted weighted average number of
  shares outstanding.............................     7,672,458         6,595,693        7,712,796      7,076,863

BASIC EARNINGS PER SHARE:
Income before cumulative effect of a
  change in accounting principle.................    $      .15        $      .07       $      .41     $      .29
Cumulative effect of a change in accounting
  principle......................................            --                --              .08             --
                                                     ----------        ----------       ----------     ----------
Net income.......................................    $      .15        $      .07       $      .33     $      .29
                                                     ==========        ==========       ==========     ==========
DILUTED EARNINGS PER SHARE:
Income before cumulative effect of a
  change in accounting principle.................    $      .15        $      .07       $      .40     $      .29
Cumulative effect of a change in accounting
  principle......................................            --                --              .08             --
                                                     ----------        ----------       ----------     ----------
Net income.......................................    $      .15        $      .07       $      .32     $      .29
                                                     ==========        ==========       ==========     ==========
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